Colorado Secretary of State Date and Time: 07/11/2016 10:45 AM ID Number: 20161468811
Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Document number: 20161468811 Amount Paid: $50.00 ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation for a Profit Corporation

filed pursuant to § 7-102-101 and § 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1.	The domestic entity name for the corporation is

Nexfuels, Inc.

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2.	The principal office address of the corporation’s initial principal office is

Street address	520 Zang St.
(Street number and name)

Broomfield	CO	80021
(City)	(State)	(ZIP/Postal Code)

United States
(Province — if applicable)	(Country)

Mailing address	4529 Vrain St.
(leave blank if same as street address)	(Street number and name or Post Office Box information)

Denver	CO	80212
(City)	(State)	(ZIP/Postal Code)

United States
(Province — if applicable)	(Country)

3.	The registered agent name and registered agent address of the corporation’s initial registered agent are

Name
(if an individual)	Nichols	W	Edward
	(Last)	(First)	(Middle)	(Suffix)

Or

(if an entity)

(Caution: Do not provide both an individual and an entity name.)

Street address	4529 Vrain St.
(Street number and name)

Denver	CO	80212
(City)	(State)	(ZIP/Postal Code)

Mailing address

(leave blank if same as street address)	(Street number and name or Post Office Box information)

CO
(City)	(State)	(ZIP/Postal Code)

ARTINC_PC	Page 1 of 3	Rev. 8/5/2013

(The following statement is adopted by marking the box.) [X] The person appointed as registered agent above has consented to being so appointed.

4.	The true name and mailing address of the incorporator are

Name
(if an individual)	Nichols	W	Edward
	(Last)	(First)	(Middle)	(Suffix)

Or

(if an entity)

(Caution: Do not provide both an individual and an entity name.)

Mailing address	4529 Vrain St.
(Street number and name or Post Office Box information)

Denver	CO	80212
(City)	(State)	(ZIP/Postal Code)

United States
(Province — if applicable)	(Country)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)
[ ]	The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

5.	The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows.

[ ]	The corporation is authorized to issue __________ common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

[X]	Information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

6.	(If the following statement applies, adopt the statement by marking the box and include an attachment.) [X] This document contains additional information as provided by law.

7.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are                                                                                     .

(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

ARTINC_PC	Page 2 of 3	Rev. 8/5/2013

8.	The true name and mailing address of the individual causing the document to be delivered for filing are

Nichols	W	Edward
(Last)	(First)	(Middle)	(Suffix)

4529 Vrain St.
(Street number and name or Post Office Box information)

Denver	CO	80212
(City)	(State)	(ZIP/Postal Code)

	United States	.
(Province — if applicable)	(Country)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)
[ ]	This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

ARTINC_PC	Page 3 of 3	Rev. 8/5/2013

The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows:

The corporation is authorized to issue 100,000,000 shares of common stock and 25,000,000 shares of preferred stock in such classes and series and with such designations of rights and privileges as the Board may hereafter determine that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

SHAREHOLDER ACTION BY WRITTEN CONSENT. “Any action required or permitted by Colorado Revised Statutes to be taken at a shareholder meeting may be taken without a meeting, if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing. Effectiveness of such action shall be as provided in Colorado Revised Statutes except when the requirements of Section 14 of the Securities Exchange Act of 1934 specify otherwise. Record date for determining shareholders entitled to take action, or entitled to be given notice under CRS 7-107 104 (as it may be amended) is the date the corporation first receives a writing upon which the action is taken pursuant to written consent of a majority of shareholders.”